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                                   Exhibit 2H


JOHN A. SCHREIBER (Senior Vice President, Commercial Banking, of First Banks, Inc.)

Residence or Business Address:             11747 Parkshire
                                           St. Louis, Missouri 63126

Principal Occupation or Employment:        Financial services

         Name of Employer:                 First Banks, Inc.

         Principal Business:               Bank holding company

         Address:                          135 North Meramec,
                                           Clayton, Missouri 63105

Criminal Proceedings During Last 5 Years:         None

Civil Proceedings During Last 5 Years:            None

Citizenship:                                      U.S.A.